Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Forum Energy Technologies, Inc. of our report dated March 14, 2012 except for the effects of the 37 for 1 stock split of the Company’s issued and outstanding common stock described in Note 2, as to which the date is March 28, 2012, relating to the consolidated financial statements of Forum Energy Technologies, Inc., which appears in Forum Energy Technologies, Inc.’s prospectus filed pursuant to Rule 424(b) in connection with its Registration Statement (Form S-1 (No. 333-176603)). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 16, 2012